EXHIBIT 23



                          INDEPENDENT AUDITORS' CONSENT




The Board of Directors
Central Bancorp, Inc.:


We consent to the incorporation by reference in the Registration Statements on Form S-8 (333-87005 and 333-49264) of Central Bancorp, Inc. of our report, dated April 25, 2003, except as to the fifth paragraph of Note 8, which is as of June 23, 2003, with respect to the consolidated balance sheets of Central Bancorp, Inc. and subsidiary as of March 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 2003, which report appears in the March 31, 2003 Annual Report on Form 10-K of Central Bancorp, Inc. Our report refers to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."


                                                      /s/ KPMG LLP

Boston, Massachusetts
June 26, 2003